UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2007

Argo Group International Holdings, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-15259	98-0214719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

PXRE House 110 Pitts Bay Road Pembroke HM 08 Bermuda	P.O. Box HM 1282 Hamilton HM FX Bermuda
(Address, Including Zip Code, of Principal Executive Offices)	(Mailing Address)

Registrant’s telephone number, including area code: (441) 296-5858

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 17, 2007, Argo Group International Holdings, Ltd. (the “Company”) entered into a Letter Agreement (the “Agreement”) setting forth certain compensatory arrangements for Barbara Bufkin, the Company’s Senior Vice President, Business Development.

The following description of the terms of the Agreement briefly summarizes the material terms and conditions and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1.

Under the terms of the Agreement, Ms. Bufkin will receive an annual base salary of $350,000 effective as of June 25, 2007. In addition to her base salary, any incentive and equity bonuses and any other benefits available to Ms. Bufkin as described in the Agreement, Ms. Bufkin shall also receive (i) a $14,000 per month housing allowance, (ii) a one-time relocation bonus of $107,650, (iii) reimbursement for moving expenses to Bermuda of up to $50,000, along with a one-time payment of $15,000, (iv) a car allowance of $20,000 for use in Bermuda and (v) a home leave allowance of $10,000 per year; provided that the net after tax amounts provided in (i), (ii) and (iii) shall be repaid by Ms. Bufkin within 5 business days of her resignation if she resigns from the employ of the Company or its affiliates prior to March 16, 2009.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1	Letter Agreement, dated August 17, 2007, between Argo Group International Holdings, Ltd. and Barbara Bufkin

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

	By:	/s/ Robert P. Myron
Dated: August 23, 2007	Name:	Robert P. Myron
	Title:	Executive Vice President and Chief Financial Officer